Exhibit 10.1

INCENTIVE COMPENSATION PLAN
September 8, 2010

I. Introduction of the Plan

Each fiscal year, Versar, Inc., (“Company”) establishes a company-wide Incentive Compensation Plan (“Plan”) for Versar employees under the general supervision of the Compensation Committee of the Board of Directors (“Committee”). The intent of the Plan is to reward eligible Versar employees for their contribution to increasing shareholder value. The Board of Directors approves each year’s Plan and the Committee oversees the Plan’s implementation.

II. Philosophy of the Plan

The Company’s Plan is based on the “Pay for Performance” (“PFP”) principle. According to the Plan, individual employees eligible to participate (“Participants”) are rewarded based on two factors: 1) the Company meets or exceeds certain pre-approved financial goals and 2) each Participant contributes to the Company’s profitability by meeting or exceeding certain financial performance and strategic goals. The objective of this principle is to increase shareholder value over the long term by growing the Company’s profitability and implementing the objectives of the Company’s Strategic Plan.

This Plan does not include the Company’s Business Development Incentive Program and Major Program Performance Incentive Program.

III. Eligibility for Compensation

A. Full Eligibility

1. The Chief Executive Officer and the Executive Leadership Team

The Chief Executive Officer (CEO) and the members of the Executive Leadership Team are eligible for compensation if they are employed on the day of the payout date and have met at least 80% of their written financial and strategic goals. The Participants of the Executive Leadership Team include: the President, the Chief Financial Officer (CFO), the General Counsel (GC), the Chief Administration Officer (CAO), Senior Vice President for Corporate Initiative (CI2) and Operating Senior Vice Presidents.

2. Management Team

The Participants from the Management Team are eligible for compensation if they are employed on the day of the payout date and have met at least 80% of their written financial and strategic goals. The Participants of the Management Team include Division Heads and Corporate Vice Presidents.

3. Staff

The Participants from the Staff are eligible for compensation if they are employed on the day of the payout date and have met at least 80% of their written financial and strategic goals. The Participants of the Staff include Versar employees below the Management Team.

B. Prorated Eligibility

If eligible Participants are newly hired or promoted and have been in the eligible position for more than 6 full calendar months, then their compensation will be prorated on the number of months eligible. In case of Participant’s prorated eligibility, his/her performance will be measured according to the contribution to the Company’s performance, as well as the set of written goals, if such were discussed and written at the time of hire or promotion.

C. Eligibility Based on Manager Discretion

In case of a written warning or probation during performance period, eligibility for compensation will be based on manager’s (supervisor’s) discretion.

IV. Funding of the Plan

The Plan is funded through meeting profitability goals that are set in accordance to the annual operating plan and budget for each fiscal year. After the end of each fiscal year, the CFO will calculate the overall cash bonus pool and the Corporate Controller will review CFO’s calculations. These calculations, after the CEO’s review, will be provided to the Committee’s Chairman.

V. Forms of Compensation

A. Cash Bonuses

Under the Plan, a discretionary bonus pool is created each fiscal year contingent on the Company’s meeting certain minimum pre-tax income targets set by the Board. The bonus pool is divided into three different categories: 1) the CEO and the Executive Leadership Team; 2) Management Team; and 3) Staff. For bonus distribution calculations refer to the example in Attachment A.

In accordance with the Sarbanes-Oxley Act, the cash compensation for the CEO and the Participants from the Executive Leadership Team is decided by the Committee. The cash compensation for the Participants from the Management Team and Staff is decided by the Executive Officers, reviewed by the CFO and approved by the CEO.

B. Awards of Restricted Stock

A block of restricted stock is set aside in the Plan to reward individual performance and improve retention of key employees. Restricted stock awarded to each individual vests over a minimum 2 year period.

The CEO and the Participants from the Executive Leadership Team are awarded restricted stock by the Committee. The Participants from the Management Team and the Staff are awarded stock by the Committee, based on the recommendations from the CEO and the Executive Officers.

VI. Procedures for Determining Compensation

A. Measurement of Performance

Each eligible member in the Plan has a written set of goals to be achieved during the fiscal year. Goals of the Executive Officers are approved by the Committee. The goals of the Management Team and Staff are approved by the Executive Officers.

The goals for each eligible member total at 100 points: 60% — 65% of the weight of the goals is quantitative metrics that relate to meeting financial performance and profitability of the Company or the respective opening unit of each participant; and 35% — 40% of the weight of the goals is directed to meeting strategic goals including growth, future position, and market share of the Company or the respective operating unit of each participant.

The Committee evaluates the goals of the Executive Officers. Each Executive Officer or the Division Head reviews the goals of the Participants from the Management Team and Staff under his/her supervision.

B. Recordkeeping of Performance Goals

The CEO or the person assigned by the CEO will keep records of the written goals set by each Participant.

C. Documentation of Survey Sources

Committee has the right to hire independent consultants, legal advisors and other professional advisors to determine the amount of compensation. Committee must identify all sources and materials it relies on while making compensation decisions. The list of all sources should also be included in the Committee Meeting Minutes.

VII. Timeline of the Plan

The Discussions and recommendations for compensation occur during August of each fiscal year. The Compensation Committee usually meets during the first week of September. Cash bonuses are usually paid during the first pay period after October 1st, while Restricted Stock Awards are issued by the Compensation Committee during its September meeting.

VIII. Impact of Regulatory Requirements

The Company’s Plan fully complies with all federal and state laws and regulations including those set out in the Sarbanes-Oxley Act, as well as the regulations of the New York Stock Exchange. Further, the Company’s Board of Directors and the Compensation Committee endeavor to implement the “best practices” in corporate governance pursuant to their legal duties and independent judgment requirements of Delaware law.

IX. Limitations of the Plan

This Plan does not constitute an employment contract, nor is it a guarantee of employment for any fixed period of time. Employment with the Company is at-will, which means that both employee and the Company are free to terminate the employment relationship at any time for any lawful reason, with or without notice.

All incentive awards under this program are entirely discretionary. Participation in the Plan does not constitute a guarantee of an award for the entire Plan year or any specific time period. The Company reserves the right to prospectively change, amend, alter, or terminate the Plan at any time.

The Compensation Committee retains full control and complete discretion over all decision regarding the interpretation of the program, eligibility criteria, the amount, timing and form of payments and any other aspect of the program and the manner in which it is administered.

Even if employees may be given progress reports regarding business results during the year, no such statements or projections shall constitute a promise or a guarantee that incentives will be paid under this program at any particular time, to any particular employee, or in any particular amount.

4